Exhibit 8.1

As of June 30, 2011, the Company’s subsidiaries are as follows:

B+H OCEAN CARRIERS LTD.	Parent

OBO HOLDINGS LTD.	100% Wholly-owned
Subsidiaries:
BHOBO ONE LTD.	100% Wholly-owned	Owns M/V BONNIE SMITHWICK
BHOBO TWO LTD.	100% Wholly-owned	Owns M/V RIP HUDNER
BHOBO THREE LTD.	100% Wholly-owned	Owns M/V SEAROSE G
RMJ SHIPPING LTD.	100% Wholly-owned	Owns M/V ROGER M JONES

SEASAK OBO HOLDINGS LTD.	100% Wholly-owned
Subsidiaries:
SAKONNET SHIPPING LTD.	100% Wholly-owned	Owner of M/V SAKONNET
SEAPOWET TRADING LTD.	100% Wholly-owned	Disponent Owner of 50% of M/V SEAPOWET (1)

STRAITS OFFSHORE LTD	100% Wholly-owned	Buyer of now-cancelled AFDV

(1)           Disponent owner of M/V SEAPOWET as 50% owner of Nordan OBO II Ltd. which is disponent owner through a bareboat charter party.